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                                                                   Exhibit 10.28

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              CLEARWIRE CORPORATION

                                       AND

                               KENNETH A. JONSSON

                          DATED AS OF OCTOBER 22, 2004

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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of October 22, 2004 (the "Agreement"), by and between Clearwire Corporation, a Delaware corporation (the "Purchaser") and Kenneth A. Jonsson (the "Seller").

                                   WITNESSETH:

     WHEREAS, Seller owns an aggregate of Two Million (2,000,000) shares of the common stock, $1.00 par value per share (the "Shares"), of Jonsson Communications Corporation, a California corporation (the "Company"), which constitute all of the issued and outstanding shares of capital stock of the Company;

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

     WHEREAS, it is the parties intention that as of the Closing Date, the Company shall have no employees, no other assets other than those listed in
Schedule 3.11 and no liabilities other than the ongoing liabilities under certain agreements as specified herein; and

     WHEREAS, certain terms used in this Agreement are defined in Section 10.1;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE 1.
                           SALE AND PURCHASE OF SHARES

     1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of the Closing.

                                   ARTICLE 2.
                           PURCHASE PRICE AND PAYMENT

     2.1 Amount of Purchase Price. The purchase price ("Purchase Price") for the Shares shall be Eight Million Two Hundred Thousand Dollars ($8,200,000); provided, however, to the extent that on the Closing Date, the Company has any other liabilities other than the ongoing liabilities under the Leases and Tower Leases, the Purchase Price shall be adjusted downwards in an amount equal to the value of such outstanding liabilities.

     2.2 Payment of Purchase Price. The Purchase Price shall be delivered by Purchaser as follows:

          (a) Prior to the execution of this Agreement, Purchaser paid One Million Dollars ($1,000,000) of the Purchase Price which Seller hereby acknowledges receipt thereof;


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          (b) Upon execution of this Agreement, Purchaser shall deliver to
Seller One Million Dollars ($1,000,000) of the Purchase Price (the "Advanced Deposit") via wire transfer in immediately available funds. Of the Advanced Deposit, Five Hundred Thousand Dollars ($500,000) (the "Non-refundable Deposit") shall be non-refundable except in the event that (i) this Agreement is terminated pursuant to Section 7.1(a) or 7.1(b); (ii) this Agreement is terminated by Purchaser pursuant to Section 7.1(c) following a material breach by Seller; and (iii) this Agreement is terminated by Purchaser pursuant to
Section 7.1(d) because the closing conditions of Purchaser set forth in Sections
6.1 and 6.3 have not been satisfied by the first anniversary of the Effective Date, in which case the Advanced Deposit shall be returned to Purchaser pursuant to Section 7.2(a).

          (c) At the Closing, Purchaser shall deliver to Seller via wire transfer in immediately available funds Six Million Two Hundred Thousand Dollars ($6,200,000) (the "Closing Payment"); provided, however, if the Purchase Price is adjusted pursuant to Section 2.1, the Closing Payment shall be reduced accordingly.

     2.3 Closing. The closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Davis Wright Tremaine LLP, counsel to Purchaser, at 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, within five (5) Business Days following the date on which the last condition under Article 6 has been satisfied, or at such other time and place as the Seller and Purchaser may agree either in writing or orally. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

                                   ARTICLE 3.
                      REPRESENTATIONS AND WARRANTIES SELLER

     The Seller hereby represents and warrants to Purchaser that:

     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of Nevada, which is the only state where it conducts business.

     3.2 Authorization of Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and the Seller Documents have been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Seller Documents constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of


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commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     3.3 Capitalization.

          (a) The authorized capital stock of the Company consists of Two Million (2,000,000) shares of Common Stock, $1.00 par value per share (the "Company Common Stock"). As of the date hereof, the Shares are the only shares of the Company Common Stock issued and outstanding and no shares of Company Common Stock are held by the Company as treasury stock. All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. There are no existing options, warrants, calls, rights, commitments or other agreements of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Company nor Seller is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

          (b) Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens. Seller has the authority and capacity to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership.

     3.4 Subsidiaries. The Company has no Subsidiaries.

     3.5 Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due). At the Closing Date, the Company shall have no liabilities other than the ongoing liabilities under the Leases and Tower Leases.

     3.6 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions contemplated hereby (including the termination or migration of subscribers, the cessation of video transmission as it is currently conducted and other activities taken to comply with the representation set forth in Section 3.11), or referred to herein, since January 1, 2004, the Company has conducted its business in the ordinary course and there has not been (a) any material adverse change having, or any event or condition which has had, or could reasonably be expected to have, a material adverse effect on the Licenses, Leases or Assets (a "Company Material Adverse Effect"), (b) any waiver of any valuable right of the Company, the cancellation of any valuable right of the Company, or the cancellation of any material debt or claim held by the Company with respect to the Licenses, Leases or Assets, (c) any payment or declaration of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company, (d) any issuance of any stock, bonds or other securities of the Company or any split, combination or reclassification of the Company's capital stock, (e) any sale, assignment or transfer of any tangible or intangible assets of the Company,


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except (i) in the Ordinary Course of Business, and (ii) to comply with the representation set forth in Section 3.11, (f) any loan by the Company to any officer, director, employee, consultant or shareholder of the Company (other than advances to such persons in the Ordinary Course of Business in connection with travel and travel related expenses), (g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Licenses, Leases or Assets, (h) any change in the accounting or Tax methods, practices or policies or in any Tax election of the Company, (i) any indebtedness incurred for borrowed money other than in the Ordinary Course of Business or other than pursuant to an agreement set forth on Schedule 3.6 to this Agreement, (j) any amendment to or termination of any material agreement to which the Company is a party (other than amendments to or terminations of agreements pursuant to or contemplated by this Agreement), (k) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of the Licenses, Liens or Assets, except liens for taxes not yet due or payable, or (n) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

     3.7 No Conflict.

          (a) Neither of the execution and delivery by Seller of this Agreement and of the Seller Documents, nor the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation and bylaws of the Company,
(ii) conflict with, violate, result in the breach of, constitute (with or without due notice, lapse of time or both) a default under, result in the acceleration of, create in any party the rights to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, license, agreement or other obligation to which Seller or the Company is a party or by which Seller or the Company or any of their properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which Seller or the Company is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Seller Material Adverse Effect or a Company Material Adverse Effect.

          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body, except for the approval of the FCC as described in Section 6.1(a) hereof, is required on the part of Seller or the Company in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by Seller with any of the provisions hereof or thereof.

     3.8 Agreements. Except for the Leases and Tower Leases, the Company is not a party to any indenture, mortgage, guaranty, lease, license or other contract, agreement or understanding, written or oral (a "Contract"). Each of the Contracts is, as of the date hereof, and will continue to be immediately after the Closing, a legal, valid and binding obligation of, enforceable against, and in full force and effect against, the Company and, to the knowledge of Seller, the other parties thereto, in accordance with their terms. There is no breach, violation or default by the Company and no event which, with notice or lapse of time or both, would (i) constitute a material breach, violation or default by the Company under any Contract or (ii) give rise to any Lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company under any Contract, and to the knowledge of Seller, no other party to any Contract is in arrears in any material matter in


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respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any Contract, no waiver or indulgence has been granted by any of the parties thereto and no party to any Contract has repudiated any provision thereof. The Company is not restricted by any Contract from carrying on its business (as such business is presently conducted and as it is presently proposed to be conducted).

     3.9 Intellectual Property. The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes (collectively "Intellectual Property Rights").

     3.10 Books and Records. Since April 21, 1978, the corporate records of the Company is true and complete and accurately reflect all meetings of and resolutions of, or written consents by, the stockholders or board of directors (or committee thereof) since the day of corporate organization. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     3.11 Assets. At the Closing Date, the Company shall have no other assets other than those listed on Schedule 3.11 and the Station Assets (collectively, the "Assets"). The Company has good and marketable title to the Assets, free and clear of any Liens except for (i) Liens for taxes not yet due and payable or
(ii) Liens listed on Schedule 3.11. The Assets owned by, or leased to, the Company are sufficient for the conduct of the business and operation of the Company as presently conducted.

     3.12 Environmental Protections. To the knowledge of Seller, the Company is in compliance with all applicable Environmental Laws. There is no pending or, to the knowledge of Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. The Company has not caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage or disposal of any Hazardous Substance in connection with the operation of their business or otherwise. No Hazardous Substance has been released into the environment on or from the Leased Real Property which release is required under applicable Environmental Laws to be abated or remediated by the Company. To Seller's knowledge, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that can reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company, allegedly or actually based on or related to any violation of any Environmental Law or that is reasonably likely to require the Company to incur any Losses in connection therewith. For purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state, local or foreign law (including without limitation common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to health or safety of Persons, natural resources, conservation, wildlife, waste management, Hazardous Substances, and pollution (including without limitation, regulation of releases and disposals to air, soil, land water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and


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Reauthorization Act of 1986, 42 U.S.C. Section 6901 et seq., Solid Waste
Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq., Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., Toxic Substances Control Act of 1976, 15 U.S.C.
Section 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. Section 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300(f) et seq., and any similar or implementing state, local and foreign law, and all successor statutes, amendments, rules, regulations, guidance documents and publications promulgated thereunder. For purposes of this Agreement, the term "Hazardous Substances" shall include any chemical, wastes, compounds, byproducts, pollutants, contaminants, flammable materials, petroleum, polychlorinated biphenyls, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos containing material or any other substance or material now or hereafter defined as hazardous or toxic pursuant to Environmental Laws, and any other material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed, generated, manufactured, transported or otherwise handled.

     3.13 Employee Benefit Plans.

          (a) Other than a medical and dental coverage plan, the Company has no plan, program or policy providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other material employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now or has ever been sponsored, maintained, contributed to or required to be contributed to by the Company or pursuant to which the Company has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Benefit Plan"). The Company does not currently sponsor, maintain, contribute to, nor is required to contribute to, nor has the Company ever sponsored, maintained, contributed to or been required to contribute to, or incurred or could incur any liability to any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company ("Employee") upon his or her retirement or termination of employment, except as required by Code Section 4980B. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Benefit Plan, or to modify or terminate any Benefit Plan.

          (b) The Company is not nor ever has been (i) a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" within the meaning of Code Sections 414(b), (c) or (m), (ii) required to be aggregated under Code Section 414(o), or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any entity other than the Company.


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          (c) Each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, and each Benefit Plan intended to qualify under Code Section 401 is, and since its inception has been, so qualified.

          (d) No "prohibited transaction," within the meaning of Code Section 4975 or Section 406 of ERISA, has occurred with respect to any Benefit Plan. There are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of Seller, threatened or anticipated (other than routine claims for benefits) with respect to any Benefit Plan or Employee Agreement. No Employee has been hired by the Company in violation of any restrictive covenant or any non-compete agreement with any other person. Each Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Company. No liability under any Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding. No Benefit Plan is under audit or investigation by the Internal Revenue Service or the Department of Labor, and, to the knowledge of Seller, no such audit or investigation is pending or has been threatened. With respect to each Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company is (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Financial Statements.

     3.14 Labor Relations; Employees. As of the Closing Date, the Company shall have no employees and shall have satisfied all obligations owed to its employees, including, without limitation, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed as of the Closing Date or amounts required to be reimbursed by them by the Closing Date. The Company is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to any written or oral, express or implied, commitment or arrangement with any employee, labor union, or any collective bargaining agreement and no labor union has requested or, to the knowledge of Seller, has sought to represent any of the employees, representatives or agents of the Company. The transactions contemplated by this Agreement, including without limitation the termination of the employees of the Company, will not result in the violation of any applicable federal, state or local laws, rules or regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. Each officer, key employee, and each other employee or consultant of the Company has executed standard confidentiality agreements, which agreements are now in full force and effect.

     3.15 Litigation. There is no Legal Proceeding now in progress or pending or, to the knowledge of Seller, threatened against the Company or the Assets or the business of the Company, nor to the knowledge of Seller does there exist any basis therefor. The Company is not subject to any order, writ, injunction or decree of any court or any federal, state, municipal or other domestic or foreign Governmental Body.


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     3.16 Compliance with Laws; Permits. The Company (a) has complied in all respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) has all federal, state, local and foreign governmental Permits necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, such Permits are in full force and effect, and no violations have been recorded in respect of any such Permit, and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any such Permit.

     3.17 Commissions, Etc. Neither the Company nor the Seller is party to any Contract obligating the Company to pay commissions or fees to any party in connection with the transactions contemplated by this Agreement.

     3.18 Related Party Transactions. There are no obligations and transactions
(i) between the Company and the Company's Affiliates, and (ii) between the Company and any of the officers, directors, equity holders or employees, or any of the affiliates or associates (each term as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company. No officer or director of the Company or person who owns at least ten percent of the outstanding equity of Seller (nor any parent, child or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (x) any interest or involvement in any entity which furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (y) any interest or involvement in any entity which purchases from or sells or furnishes to, the Company, any goods or services; provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation in and of itself shall not be deemed an interest in any entity for purposes of this Section 3.18. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company or (b) has any claim or cause of action against the Company.

     3.19 Taxes.

          (a) The Company has timely filed all requisite Tax Returns. All such Tax Returns are true, correct, accurate and complete in all material respects. The Company has paid all Taxes which have been imposed upon the Company or upon any of the assets, income or franchises of the Company. There exists no proposed tax assessment against the Company. The Tax Returns of the Company have never been audited by a Taxing Authority and the Company has received no notice of any such audit. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company's assets.

          (b) The Company has withheld and paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over in connection with any


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amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (d) The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

          (e) The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since its formation, and the Company will be an S corporation up to and including the Closing Date. The Company does not have any subsidiaries.

          (f) Seller has delivered to Purchaser true, complete and correct copies of the Tax Returns for the Company for the tax years 2002 and 2003, and Purchaser agrees to keep such Tax Returns confidential.

     3.20 Licenses.

          (a) Schedule 3.20(a) sets forth the licenses ("Licenses") granted by the FCC authorizing Seller to construct and operate BRS Channels in the markets listed therein, covering the CPOPS with each such Channel listed therein. The information set forth on Schedule 3.20(a) is true and correct. True and complete copies of the Licenses have been delivered to Purchaser. There is no condition imposed by the FCC as part of any of the Licenses that is neither set forth on the face of the Licenses as issued by the FCC nor contained in the FCC Rules applicable generally to the stations of the type, nature and class or location of the Station. The Licenses constitute all authorizations from the FCC necessary or required for and/or used in the operations of the Licenses and the Channels in the market area as of the Effective Date. No Person other than Seller has any right, title, interest or claim in or to the Licenses. The Licenses have been granted to Seller by Final Order and are (and will be on the Closing Date) in full force and effect.

          (b) Except as set forth on Schedule 3.20(b), there is not pending or, to the knowledge of Seller after due inquiry, threatened against Seller or the Licenses any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, the Licenses, (ii) seeks the imposition of any


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modification or amendment with respect thereof, (iii) which would adversely affect the ability of Seller to consummate the Transactions or (iv) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the Licenses. There are no facts or circumstances existing that would give rise to any such application, action, petition, objection or other pleading, or proceeding with the FCC or any other Governmental Authority.

          (c) Except as set forth on Schedule 3.20(c), (i) Seller is in compliance with all applicable Laws except for any non-compliance that, individually or in the aggregate, will not have a material adverse effect on the Licenses or on Seller's ability to consummate the Transactions; (ii) since the filing of the initial application for the Licenses, Seller has complied in all material respects with FCC Laws applicable to the Licenses, including without limitation the Communication Act of 1934, as amended; (iii) since the issuance of the Licenses, Seller has complied in all material respects with all of the terms and conditions of the Licenses; (iv) the Licenses are free and clear of all Liens and is unimpaired by any acts or omissions of Seller, its agents, assignees and licensees; and (v) all material documents required to be filed at any time by Seller with the FCC with respect to the Licenses have been timely filed or the time period for such filing has not lapsed. All such documents filed since the date that the Licenses were issued to Seller are correct in all material respects. All amounts owed to the FCC in connection with the Licenses have been timely paid.

          (d) Except as disclosed on Schedule 3.20(d), the facilities subject to the Licenses for which certification or modification of completion of construction has been filed with the FCC are operating and have been operating, in material compliance with the Licenses therefore and the FCC Laws. Seller is not transmitting from or otherwise operating any facility that is not the subject of a license of the FCC. None of the facilities subject to the Licenses
(i) is authorized pursuant to an authorization which is subject to successful challenge before the FCC or any court of competent jurisdiction or (ii) subject to any lease, sublease or any agreement to make it available to a third party. None of the facilities subject to the Licenses are operating pursuant to special temporary or developmental authority.

     3.21 Leases.

          (a) For each Lease, Schedule 3.21(a) sets forth: (i) the name of the third party lessor; (ii) the FCC call sign or file number covering the Lease;
(iii) the channels and market in which the Lease is used or useful; (iv) the expiration date of the FCC License for the spectrum under the Lease; (v) the expiration date of the Lease; (vi) the number of CPOPs covered by the Lease; and
(vii) the monthly, quarterly, or annual rent, as applicable, payable under such Lease. True and complete copies of the Leases have been provided to Purchaser. All Leases are free and clear of all Liens.

          (b) Each Lease is valid, binding on the Company and, to the knowledge of Seller, each other party thereto and in full force and effect, meets all requirements of Law, and is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity. The Company is the lessee under each Lease and, to the knowledge of Seller, subject to the rights reserved to the lessor, has the sole right to use the spectrum under each Lease as required to conduct its business for the purposes contemplated in the Lease. To the knowledge of Seller, other than the terms of each Lease and the FCC Rules limiting the duration of such Leases, there are no facts or circumstances that might (whether with or without notice, lapse of time or the occurrence of any other event) preclude the renewal or extension of such Leases. Neither the Company nor, to the knowledge of Seller, any other party to any of the Leases has (x) failed to comply or is in material breach or material default thereunder or (y) claimed that the counterparty has failed to comply or is in material breach or material default thereunder. The consummation of the transactions contemplated by this Agreement will not cause any violation, breach or default of any Lease or require the consent of the lessor thereunder. No party to any Lease has claimed, and to the knowledge of Seller, no party has threatened, that such party has a right to terminate the Lease prior to or at the Closing or to seek damages against the Company for the violation, breach or default by the Company of such Lease, nor does there exist any basis for any such party to take any such actions.

          (c) Except as set forth on Schedule 3.21(c), (i) to the knowledge of Seller, the grant, renewal or assignment of the FCC Licenses issued to the licensee of the spectrum covered by any Lease was approved by the FCC by Final Order; (ii) the Leases are validly issued and in full force and effect; (iii) there is no Legal Proceeding pending before the FCC or threatened with respect to the Leases or any underlying FCC License, nor does there exist any basis for any party to initiate any Legal Proceeding; and (iv) there is no reason why the Company should not be entitled to exercise all of the rights to which the Company is entitled under the terms of each Lease, including but not limited to the rights to use the EBS or BRS spectrum granted to the lessor under the FCC License which is the subject of such Lease.

          (d) To the knowledge of Seller, Schedule 3.21(d) sets forth a true and complete list of all pending applications as of the date hereof for new FCC Licenses for BRS or EBS, assignments or transfers of FCC Licenses for BRS or EBS, modifications of FCC Licenses for BRS, or EBS, extensions of time to construct PSA stations and renewals of FCC Licenses for BRS or EBS filed by a lessor with respect to any FCC License subject to any Lease (collectively, the "Leased Pending Applications").

          (e) Except as set forth on Schedule 3.21(e), to the knowledge of Seller, no Leased Pending Application: (i) is subject to any informal objection or petition to deny; or (ii) proposes facilities that the FCC has advised the applicant are predicted to cause impermissible interference as determined by Parts 21, 27 and 74 of the FCC Rules.

     3.22 Tower Leases.

          (a) Schedule 3.22(a) sets forth a true and complete list of the following information in relation to each of the Tower Leases: (i) the market in which the lease is used, (ii) the expiration date of the lease, (iii) the name of the lessor, (iv) the antenna structure registration number, (v) the address or location of the leased premises or Tower Site, and (vi) the monthly, quarterly or annual rent, as applicable, payable under such Tower Lease. True and complete copies of the Tower Leases have been provided to Purchaser. The Tower Leases set forth on Schedule 3.22(a) are all of the Tower Leases that are necessary to use the equipment associated with each Tower Site, and to access such equipment in connection with such use.

          (b) With respect to the Tower Leases, (i) each of the Tower Leases is valid, binding on the Company and, to the knowledge of Seller, each other party thereto and in full force and effect, enforceable by the Company in accordance with its terms; (ii) the Company has not assigned, pledged, transferred, or otherwise disposed of or granted any Lien on its rights, titles and interests under any of the Tower Leases to any other Person, nor, to the knowledge of Seller, has any other party to the Tower Leases so assigned, pledged, transferred, granted any Lien on, or otherwise disposed of any of its rights, title and interests thereunder; (iii) neither the Company nor, to the knowledge of Seller, any other party to any of the Tower Leases has failed to comply with or is in material breach or material default thereunder; and (iv) to the knowledge of Seller, no condition exists or event has occurred and is continuing as of the date hereof and the Closing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any party under any Tower Lease.

          (c) To the knowledge of Seller, all of the Transmission Towers located on the Tower Sites are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the Federal Aviation Administration (the "FAA") and the FCC Rules. To the knowledge of Seller, appropriate notification to the FAA and registration with the FCC has been made for each Transmission Tower located on the Tower Sites and owned, leased or used by Sellers where required by the rules and regulations of the FAA or the FCC Rules, as applicable

     3.23 Interference Coordination Agreements. The Company is not a party to any Contract between the lessor of any Lease and any other BRS or EBS licensee, applicant, lessor or operator with respect to (i) interference to or from adjacent markets or spectrum within any market affecting Leases, (ii) the coordination of adjacent market or in-market spectrum use, or (iii) other matters concerned with the operation of channels in adjacent markets or in the same market or agreements for the partitioning of any Basic Trading Area authorizations that is the subject of an Lease.

     3.24 Brokers. Neither Seller nor the Company or any of their respective officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.

     3.25 Disclosure. Neither this Agreement (including all exhibits, annexes, schedules or attachments hereto) nor any certificate furnished or made to Purchaser or pursuant to or in connection with this Agreement (including all exhibits, annexes, schedules or attachments hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                                   ARTICLE 4.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller that:

     4.1 Organization and Good Standing. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

     4.2 Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and the Purchaser Documents have been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Purchaser Documents constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.3 No Conflict. Neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation and bylaws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the Transactions. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

     4.4 Brokers. Other than the engagement of Mr. Dave Hoffert and Global Spectrum Development 1, Inc. by Purchaser's Affiliate pursuant to that certain Spectrum Acquisition Consulting Agreement dated June 7, 2004, neither Purchaser nor any of its respective officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement. Purchaser shall be solely responsible for any and all payments due to Mr. Dave Hoffert and Global Spectrum Development 1, Inc.

                                   ARTICLE 5.
                                   COVENANTS

     5.1 Consummation of Transactions. From and after the date of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to perform its obligations under this Agreement and to consummate the Transactions as soon as reasonably practicable.

     5.2 Compliance with Law. Prior to Closing, Seller shall comply in all material respects with Laws applicable to the Licenses and the Leases.

     5.3 Certain Notices. Each Party shall promptly notify the other Party in reasonable detail:

          (a) upon the commencement of, or the impending or threatened commencement of, or upon obtaining knowledge of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of the Transactions, or against or relating to (i) the notifying Party or its properties or assets, which could materially adversely affect the Transactions or its ability to perform its obligations hereunder, or (ii) the Licenses, Leases or their use;

          (b) upon the occurrence of, or the impending or threatened occurrence of, or upon obtaining knowledge of any facts that would give rise to, any event which could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and shall use commercially reasonable efforts to prevent or promptly remedy such breach; and

          (c) upon the occurrence or existence of any event, condition, circumstance or state of facts known to the notifying Party, which has had or could have a material adverse effect on the Transactions or its ability to perform its obligations hereunder, or could materially adversely affect the Licenses, Leases or their use.

     5.4 Confidentiality. Pursuant to this Agreement and the performance thereof, Seller may receive certain Confidential Information. Seller shall not use for itself, except in performance of the Agreement, or disclose to any Person this Agreement or any Confidential Information, except (a) information that was gained independent of Seller's relationship with Purchaser and become publicly available through no breach of any obligation of confidentiality by Seller; (b) information that is communicated to a third party with the prior written consent of Seller; or (c) information that is required to be disclosed pursuant to the lawful order of a government agency or disclosure that is required by operation of law, but in such event, only to the extent such disclosure is required and, to the extent reasonably practicable, prior written notice must be given to allow Purchaser to seek a protective order or other appropriate remedy. In the event of a beach or threatened breach of the terms of this section, Purchaser shall be entitled to seek an injunction prohibiting any such breach. Any such injunctive relief shall be in addition to, and not in lieu of, any appropriate relief in the way of money damages or any other remedies available at law or in equity. Purchaser may disclose this Agreement to its affiliates, strategic partners, actual or potential investors, lenders, acquirers, merger partners; and others whom Purchaser deems in good faith to have a need to know such information for purposes of pursuing a transaction or business relationship with Purchaser.

     5.5 Further Assurances. Each Party shall forthwith upon request execute and deliver such documents and take such actions as may reasonably be requested by the other Party in order to effectuate the purposes of this Agreement.

     5.6 FCC Qualifications. Seller hereby covenants and agrees that prior to the Closing it shall maintain all necessary qualifications to hold and to obtain renewal in the ordinary course of the Licenses, and further covenants that it shall not knowingly or negligently take any action, or fail to take any action, which action or failure to act creates a material risk that Seller would not be qualified to hold the Licenses or that FCC would revoke the Licenses.

     5.7 Consents. The Parties shall use commercially reasonable efforts and shall cooperate to prepare and file with Governmental Authorities and other Persons, no later than ten (10) days following the Effective Date, all applications, notices, petitions and other documentation necessary or advisable to obtain the Consents (it being understood that the failure to file within such period shall not constitute a breach of this Agreement). Each Party shall furnish to the other party all information concerning such party and its Affiliates reasonably required for inclusion in any application to be made in connection with the Transactions or to determine compliance with FCC Laws.

     5.8 Seller Covenants. Seller shall cause the Company to (a) carry on its business with respect to the Licenses and Leases as currently conducted and only in the usual and ordinary course; (b) preserve the Licenses and Leases intact;
(c) comply with all laws applicable to the Licenses and Leases; and (d) maintain in full force and effect the Licenses and Leases and other licenses necessary to preserve Seller's ability to consummate the Transaction.

     5.9 Seller Negative Covenants. Seller shall not and shall cause the Company not to, (a) sell, transfer, assign, lease or dispose of the spectrum to be covered by the Licenses or any interests therein or portion thereof, or negotiate therefore; (b) create, incur or suffer to exist any Lien or other liability on the spectrum to be covered by the Licenses or any interest therein;
(c) amend or waive any terms of any Lease; or (d) enter into, any agreement, arrangement or understanding to, or otherwise offer or commit to do any of the foregoing.

     5.10 Access. Between the date of this Agreement and the Closing Date, Seller shall, during normal business hours (a) give Purchaser and its representatives and advisors access to all books, records, offices and other facilities and properties of the Company, (b) permit Purchaser and its representatives and advisors to make such inspections thereof as Purchaser may reasonably request, and (c) cause the officers and advisors of the Company to furnish Purchaser with such financial and operating data and other information with respect to the Company as Purchaser may from time to time reasonably request.

     5.11 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

                                   ARTICLE 6.
                               CLOSING CONDITIONS

     6.1 Conditions to the Obligations of Both Parties. Each Party's obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions, as applicable to the Party specified:

          (a) The FCC shall have approved the application for consent to the change of control of the holder of the Licenses, such approval shall have become a Final Order, and such Final Order shall be in full force and effect; and all other notices, filings and Consents required to be made or obtained prior to the Closing by either Party or any of its respective Affiliates with any Governmental Body or from any third party in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained.

          (b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Body, nor any Law promulgated or enacted by any Governmental Body, shall be in effect that would impose material limitations on the ability of either Party to consummate the Transactions.

     6.2 Conditions to the Obligations of Seller. Seller's obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date).

          (b) The covenants and agreements of Purchaser to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects.

          (c) Seller shall have received a certified copy of Purchaser's corporate resolution authorizing the Transactions.

          (d) Purchaser shall have delivered the Purchase Price to Seller in accordance with Section 2.2.

     6.3 Conditions to the Obligations of Purchaser. Purchaser's obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of Seller contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date).

          (b) The covenants and agreements of Seller to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects.

          (c) Seller shall have discharged all liabilities of the Company other than ongoing liabilities under the Leases and Tower Leases, including, without limitation, the release of the liens set forth on Schedule 6.3(c).

          (d) Purchaser shall have completed its due diligence of the Licenses and Leases to its reasonable satisfaction.

          (e) Seller shall have delivered to Purchaser the following:

               (i) certificate(s) representing the Shares and a stock power signed in blank transferring the Shares to Purchaser, in forms acceptable to Purchaser and Purchaser's counsel.

               (ii) such other instruments and documents as Purchaser may reasonably require to vest in Purchaser all right, title and interest of Seller in and to the Shares;

               (iii) a certificate of Seller dated the Closing Date certifying that the conditions specified in Sections 6.2(a), (b) and
                    (c) have been met.

               (iv) written resignations of each of the officers and directors of the Company, effective as of the Closing Date.

                                   ARTICLE 7.
                                   TERMINATION

     7.1 Termination. This Agreement may be terminated at any time:

          (a) by mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller if (A) there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited, or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Purchaser and Seller from consummating the Transaction is entered and such judgment, injunction or order shall have become final and non-appealable;

          (c) by either party upon the material breach of the other party if such breach is not cured within thirty (30) days following written notice by the non-breaching party which notice shall describe the breach; provided, however, such thirty (30) day shall be extended to ninety (90) days if the breach by its nature cannot be cured within such thirty (30) day period and if the breaching party promptly commences to cure the breach within such thirty (30) day period and continues to proceed thereafter with reasonable diligence; or

          (d) by Purchaser if the Closing has not occurred on or before the first anniversary of the Effective Date, provided that the failure to close on or before such date is not the fault of Purchaser.

     7.2 Effect of Termination. In the event of a termination of this Agreement, neither Party shall have any liability or further obligation to the other, except that

          (a) if the Agreement is terminated, Seller will, within 2 business days immediately following the termination of this Agreement, refund to Purchaser an amount equal to the Advanced Deposit, which obligation will survive the termination of this Agreement; provided, however that if the Agreement is terminated pursuant to (i) Section 7.1(a); (ii) Section 7.1(b); (iii) Section 7.1(c) following a material breach by Seller; or (iv) Section 7.1(d) because the closing conditions of Purchaser set forth in Sections 6.1 and 6.3 have not been satisfied by the first anniversary of the Effective Date, in which case the Advanced Deposit shall be returned to Purchaser. Notwithstanding the foregoing, if this agreement is terminated by Seller pursuant to Section 7.1(c) following a material breach by Purchaser, then the Advanced Deposit shall be retained by Seller;

          (b) nothing herein will relieve a Party from liability for any breach by such Party of this Agreement; and

          (c) the provisions of this Article 7, Article 8 and Article 9 shall survive the termination of this Agreement. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

                                   ARTICLE 8.
                                 INDEMNIFICATION

     8.1 Indemnification.

          (a) Seller hereby agrees to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, shareholders (other than Seller), agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, losses, liabilities, obligations, damages, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements ("Losses") based upon, attributable to or resulting from:

               (i) the failure of any representation or warranty of Seller set forth in Article III hereof to be true and correct in all respects as of the date made;

               (ii) the breach of any covenant or other agreement on the part of
                    Seller under this Agreement;

               (iii) any claims, actions, suits, proceedings or investigations relating in any way to any acts, errors, omissions, operations or other activities of or relating to the Company which are not disclosed (or if disclosed, to the extent such applicable item is underaccrued) in or pursuant to this Agreement with respect to periods prior to the Closing Date, regardless of when such claims, actions, suits, proceedings or investigations are made or commenced;

     For purposes of Section 8.1(a)(i), the amount of Losses in respect of any breach of a representation or warranty shall be determined without regard to any limitation or qualification as to materiality, Seller's Material Adverse Effect, Company Material Adverse Effect, knowledge or similar language set forth in such representation or warranty.

          (b) Purchaser hereby agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against all Losses based upon, attributable to or resulting from:

               (i) the failure of any representation or warranty of Purchaser set forth in Article IV hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Purchaser pursuant to this Agreement, to be true and correct as of the date made; and

               (ii) the breach of any covenant or other agreement on the part of
                    Purchaser under this Agreement.

     8.2 Tax Matters. Seller shall indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against, any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and for that portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), and (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     8.3 Existing Rights of First Refusal. If any party holding a right of first refusal as to any of the spectrum covered by any License or any Lease (an "Existing ROFR") exercises or purports to exercise such Existing ROFR, then at such time that the Company or Purchaser is no longer entitled to full use of the spectrum covered by such Lease or License pursuant to the terms of such Lease or License (a "Loss of Rights"), then Seller shall indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against, any Losses attributable to such

Loss of Rights, which shall include, without limitation, the value of the CPOPs covered by such spectrum that is the subject of the Loss of Rights.

     8.4 Indemnification Procedures.

          (a) In the event that any claim shall be asserted by any Person in respect of which payment may be sought under this Article 8 (each, a "Claim"), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

          (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

          (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     8.5 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto shall terminate unless written notice of such claims is given to Seller or Purchaser, as applicable, or such actions are commenced within two (2) years after the Closing Date; provided, however, any claims or actions with respect to the representations, warranties and covenants made by Seller regarding Taxes shall terminate unless written notice of such claims is given to Seller or Purchaser, as applicable, or such actions are commenced within sixty (60) days after the applicable statute of limitations expires with respect to such claim.

                                   ARTICLE 9.

     9.1 Code Section 338(h)(10) Election. At Purchaser's option, Seller shall join with Purchaser and the Company in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company's stock hereunder (collectively, a "338(h)(10) Election"). Seller shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable law. Seller shall also pay any Tax imposed on the Company attributable to the making of the
Section 338(h)(10) Election, including (i) any Tax imposed under Code Sections 1374 and 1375, (ii) any Tax imposed under Treasury Regulation Section 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Company's gain, and Seller shall indemnify Purchaser and the Company against any such Taxes as provided for in Section 8.2.

     9.2 Purchase Price Allocation. Purchaser, the Company, and Seller agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule attached hereto as Exhibit A. Purchaser, the Company, and Seller shall file all Tax Returns (including amended returns and claims for refunds) in a manner consisted with such allocation.

     9.3 S Corporation Status. The Company and Seller shall not revoke the Company's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and Seller shall not take or allow any action other than the sale of the Company's stock pursuant to this Agreement that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

     9.4 Tax Returns. Seller shall timely prepare and submit to Purchaser for review, approval, and filing (A) the Form 1120S for the Company for the period ending on the Closing Date and corresponding state income Tax Returns for such period, (B) any sales and use Tax returns with respect to the Pre-Closing Tax Period that are filed after the Closing Date, (C) any property Tax Returns with respect to the Pre-Closing Tax Period that are filed after the Closing Date, and
(D) any excise Tax Returns with respect to the Pre-Closing Tax Period that are filed after the Closing Date. Seller shall make such revisions to the Tax Returns described in the preceding sentence as are reasonably requested by Purchaser.

     9.5 Cooperation on Tax Matters. Purchaser, the Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Seller, and Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statue of limitations (and, to the extend notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Taxing Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

                                  ARTICLE 10.
                                 MISCELLANEOUS

     10.1 Certain Definitions.

          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

     "Agreement" shall have the meaning set forth in the preamble.

     "BRS" means Broadband Radio Services and was formerly known as "MMDS".

     "Benefit Plan" shall have the meaning set forth in Section 3.13.

     "CPOPs" means the product of the number of households in a particular Market Area multiplied by the number of Channels licensed to the applicable entity within such Market Area.

     "Channels" means the channels for EBS and BRS licensed under a FCC License.

     "Claim" shall have the meaning set forth in Section 8.4.

     "Closing" shall have the meaning set forth in Section 2.3.

     "Closing Date" shall have the meaning ascribed to such term in Section 2.3

     "Closing Payment" shall have the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall have the meaning set forth in Section 3.3(a).

     "Company" shall have the meaning set forth in the recitals.

     "Company Material Adverse Effect" shall have the meaning set forth in
Section 3.6.

     "Contract" shall have the meaning set forth in Section 3.8.

     "EBS" means Educational Broadband Radio Service and was formerly known as ITFS.

     "Employee" shall have the meaning set forth in Section 3.14(a).

     "Employee Agreement" shall mean any Contract with an Employee.

     "Environmental Laws" shall have the meaning set forth in Section 3.12.

     "ERISA" shall have the meaning set forth in Section 3.13(a).

     "Exchange Act" shall have the meaning set forth in Section 3.18.

     "Existing ROFR" shall have the meaning set forth in Section 8.3.

     "FCC License" means any license, permit, certificate, approval, franchise, consent, waiver, registration or other authorization issued by the FCC.

     "FCC Rules" means Title 47 of the Code of Federal Regulations, as amended, FCC policies and published FCC decisions.

     "Final Order" means an action or decision of a Governmental Body as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the applicable Governmental Body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

     "Hazardous Substances" shall have the meaning set forth in Section 3.12.

     "Intellectual Property Rights" shall have the meaning set forth in Section 3.9.

     "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

     "Lease" means the interest held by the Company to use spectrum granted to the holder of an FCC License for EBS or BRS.

     "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Losses" shall have the meaning set forth in Section 8.1.

     "Loss of Rights" shall have the meaning set forth in Section 8.3.

     "Market Area" means the exclusive service area of a FCC License under applicable FCC Rules.

     "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award or a Governmental Body.

     "Ordinary Course of Business" means the ordinary and usual course of day to day operations of the Company or the Purchaser, as applicable, business as conducted prior to the Closing.

     "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

     "Purchaser" shall have the meaning set forth in the preamble.

     "Purchaser Documents" shall have the meaning set forth in Section 4.2.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section 8.1(a).

     "Purchase Price" shall have the meaning set forth in Section 2.1.

     "Securities Act" shall have the meaning set forth in Section 3.18.

     "Seller" shall have the meaning set forth in the preamble.

     "Seller Documents" shall have the meaning set forth in Section 3.2.

     "Seller Indemnified Parties" shall have the meaning set forth in Section 8.1(b).

     "Seller Material Adverse Effect" means any material adverse change having, or any event or condition which has had, or could reasonably be expected to have, a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

     "Shares" shall have the meaning set forth in the recitals.

     "Station Assets" means (i) the Tower Leases and (ii) the transmission and reception equipment, studio-to-transmitter linking equipment, tower equipment, test equipment, antennas, headend equipment, machinery, and other physical assets (including embedded software and Intellectual Property Rights incorporated therein), buildings, improvements and fixtures, and all appurtenances thereto, whether or not located at a site covered by a Tower Lease, used or held for use by the Company in connection with the operation of any EBS or BRS station used by the Company, provided it is used by the Company in connection with the operation of such station.

     "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

     "Tax" or "Taxes" means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any Taxing Authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign law provision or otherwise.

     "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

     "Taxing Authority" shall mean the Internal Revenue Service and any other Governmental Body responsible for the administration of any Tax.

     "Tower Leases" means the Contracts relating to the use by the Company of Transmission Towers or other transmission equipment (and the embedded software and Intellectual Property Rights incorporated therein) on the Tower Sites.

     "Tower Sites" means any real property used or occupied by the Company on which Transmission Towers used by the Company are located.

     "Transactions" means the transactions contemplated by this Agreement.

     "Transmission Towers" means any towers or other "antenna structures" as defined by the FCC in Part 17 of the FCC Rules.

          (b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

     Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

     Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

     Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

     Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

     Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     10.2 Payment of Sales, Use or Similar Taxes. Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Seller Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, registration, duty or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement.

     10.3 Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

     10.4 Further Assurances. Seller and Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

     10.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     10.6 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of California applicable to contracts made and to be performed in that state.

     10.7 Table of Contents and Headings. The table of contents and Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     10.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

     If to Seller, to:
     Kenneth A. Jonsson
     400 Toyopa Drive
     Pacific Palisades, California 90272

     With a copy to:
     Crawford, Scott & McDaniel
     1717 Fourth Street, #300
     Santa Monica, California 90401
     Attention: Don McDaniel
     Facsimile: (310) 393-4250

     If to Purchaser, to:
     Clearwire Corporation
     10210 NE Points Road, Suite 210
     Kirkland, Washington 98033
     Attention: Benjamin G. Wolff
     Facsimile: (425) 828-8061

     With a copy to:
     Davis Wright Tremaine LLP
     2600 Century Square, 1501 Fourth Avenue
     Seattle, Washington 98101
     Attention: Julie Weston
     Facsimile: (206) 628-7699

     10.9 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

     10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, Purchaser may assign this Agreement to an Affiliate.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            [THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        PURCHASER

                                        CLEARWIRE CORPORATION


                                        By: /s/ Benjamin G. Wolff
                                            ------------------------------------
                                        Name: Benjamin G. Wolff
                                        Title: Executive Vice President


                                        SELLER:


                                        By: /s/ Kenneth A. Jonsson
                                            ------------------------------------
                                            Kenneth A. Jonsson

                        DECLARATION AND CONSENT OF SPOUSE

     The undersigned (a) consents to the execution of this Agreement by Kenneth
A. Jonsson, who is the undersigned's spouse, and to consummation of the transactions contemplated by this Agreement by my spouse, and (b) agrees that the actions and obligations of my spouse under this Agreement shall be binding upon the undersigned's marital community. The undersigned declares that the undersigned has had the opportunity to fully and carefully read this Agreement and to seek the advice of independent counsel with respect to the Agreement and this Consent.

                                        /s/ Diana A. Jonsson
                                        ----------------------------------------

                  [Signature Page to Stock Purchase Agreement]

                                    EXHIBIT A

                                   ALLOCATION

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement ("Amendment") is made and entered into this 11th day of January, 2005 ("Amendment Date") by and between Fixed Wireless Holdings, LLC ("Purchaser"), a Delaware limited liability company, and Kenneth A. Jonsson ("Seller"). This Amendment modifies that certain Stock Purchase Agreement dated October 22, 2004 made and entered into by and between Seller and Purchaser ("Agreement").

                                   WITNESSETH

WHEREAS, Clearwire Corporation ("Clearwire") and Seller entered into that certain Stock Purchase Agreement dated October 22, 2004 ("Agreement"), pursuant to which Purchaser desires to purchase, and Seller desires to sell, Two Million (2,000,000) shares of the common stock, $1.00 par value per share (the "Shares"), of Jonsson Communications Corporation, a California corporation (the "Company"), which constitutes all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, on December 16, 2004, Clearwire assigned to Purchaser, and Purchaser assumed, all of Clearwire's rights and obligations under the Agreement in accordance with Section 10.10 of the Agreement;

WHEREAS, Purchaser and Seller desire to modify the Agreement to remove the License for WND625 and to clarify the status of the Licenses for WND623 and WND624 as set forth herein; and

WHEREAS, all capitalized terms used herein have the same meaning ascribed to them in the Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller hereby mutually agree to amend the Agreement as follows:

                        TERMS AND CONDITIONS OF AMENDMENT

1. Purchaser and Seller hereby agree to delete the License for WND625 (ITFS High Power Booster) in its entirety from Schedule 3.20(a). Except as set forth in this Amendment, any and all other references to the License for WND625 are also hereby deleted in their entirety from the Agreement. Notwithstanding anything in the Agreement to the contrary, Purchaser and Seller agree and acknowledge that the facilities to operate WND625 have not been constructed and that the License for WND625 has not been certified by the FCC as having been constructed. Purchaser and Seller hereby agree that each party will make no use of the License for WND625 prior to or after the Closing Date. Purchaser and Seller hereby agree that each party will cooperate to take all necessary actions, including making any and all necessary FCC filings, to cancel the FCC License for WND625 prior to or following the Closing Date. Purchaser and Seller hereby agree that, notwithstanding anything in the Agreement to the contrary, the removal of the License for WND625 from the Agreement shall not modify the Purchase Price or any other term or condition set forth in the Agreement.

2. Purchaser and Seller hereby agree and acknowledge that, although the Licenses for WND623 and WND624 (each an ITFS High Power Booster) continue to remain listed on Schedule 3.20(a) and continue to remain subject to the terms and conditions of the Agreement, such Licenses for WND623 and WND624 may be subject to cancellation by the FCC following the Amendment Date notwithstanding anything in the Agreement to the contrary. Purchaser and Seller acknowledge that newly enacted FCC Rules may render moot the requirement for individual FCC authorizations for the operation of booster stations such as WND623 and WND624. Purchaser and Seller acknowledge that FCC staff members have informed each party that the Licenses for WND623 and WND624 may be subject to future cancellation because they will no longer be required under the new FCC Rules. Purchaser and Seller hereby each agree that, notwithstanding anything in the Agreement to the contrary, any such future cancellation of the Licenses for WND623 and/or WND624 shall not modify the Purchase Price or any other term or condition set forth in the Agreement.

3. Except as modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by a duly authorized officer as of the date first written above.

PURCHASER:

FIXED WIRELESS HOLDINGS, LLC


By: /s/ Benjamin G. Wolff
    ---------------------------------
Name: Benjamin G. Wolff
Title: Executive Vice President


SELLER:


By: /s/ Kenneth A. Jonsson
    ---------------------------------
    Kenneth A. Jonsson

                        DECLARATION AND CONSENT OF SPOUSE

     The undersigned (a) consents to the execution of this Amendment by Kenneth
A. Jonsson, who is the undersigned's spouse, and to the consummation of the transaction contemplated by the Agreement as amended hereby by my spouse, and
(b) agrees that the actions and obligations of my spouse under the Agreement as amended hereby shall be binding upon the undersigned's marital community. The undersigned declares that the undersigned has had the opportunity to fully and carefully read this Amendment and to seek the advice of independent counsel with respect to the Agreement, this Amendment and this Consent.


                                        /s/ Diana G. Jonsson
                                        ----------------------------------------

                                    EXHIBIT A

                                   ALLOCATION

Class                                   Allocation
-----                                   ----------
Class V - All Assets other than Class   $  465,059
   I, II, III, IV, VI and VII Assets

Class VI - Section 197 Intangibles      $7,734,941
                                        ----------
Total                                   $8,200,000


                                        1